CERTIFICATE OF INCORPORATION

OF

MULTIMEDIA DESIGN CORPORATION

1.  The name of the corporation (hereinafter referred to as the “Corporation”) is MULTIMEDIA DESIGN CORPORATION.

2.  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.  The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100), all of which shares shall be Common Stock, no par value.

5.  The name and mailing address of the incorporator is as follows:

NAME

MAILING ADDRESS

Philip G. Nappo III

Chapman, Moran, Hubbard & Zimmerman

Three Landmark Square

Stamford, CT 06901

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation, subject to the power of the stockholders to alter or repeal by-laws made by the Board of Directors.

7.  Elections of directors need not be by written ballot unless by by-laws of the Corporation shall so provide.

8.  Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept, subject to any applicable statutory provision, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

9.  To the fullest extend permitted by the Delaware General Corporation Law, the Corporation shall indemnify its officers, directors, employees and agents. No director of this Corporation shall under any circumstance have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, except for those specific breaches and acts or omissions with respect to which the

Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability.

THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 8th day of June, 1990.

___________________________________

Philip G. Nappo III

Incorporator